Exhibit 99.1

STONEMOR INC. ANNOUNCES EXIT OF WEST COAST WITH AGREEMENT TO SELL ALL ASSETS IN OREGON AND WASHINGTON; ANNOUNCES COMPLETION OF SALE OF REMAINING CALIFORNIA LOCATIONS

TREVOSE, PA – November 9, 2020 – StoneMor Inc. (NYSE: STON), a leading owner and operator of cemeteries and funeral homes, today announced it has signed a definitive agreement to sell the assets of its Oregon and Washington locations to Clearstone Memorial Partners, LLC (“Clearstone”) for a total cash purchase price of $6.2 million. The locations included in the transaction are Farnstorm Mortuary in Independence, Oregon, Fir Lawn Memorial Park and Mortuary in Hillsboro, Oregon, Forest Lawn Cemetery in Gresham, Oregon, Hillcrest Memorial Park, Crematory and Mortuary in Medford, Oregon, Keizer Funeral Chapel and Farnstorm Cremation Center in Keizer, Oregon, Memory Gardens Memorial Park and Memory Gardens Mortuary in Medford, Oregon, Peake Funeral Chapel in Milwaukie, Oregon, Restlawn Memory Gardens, Mausoleum and Restlawn Funeral Home in Salem, Oregon, Roseburg Memorial Cemetery in Roseburg, Oregon, Valley View Cemetery in Sutherlin, Oregon, Wilson’s Chapel of Roses and Roseburg Cemetery in Roseburg, Oregon, Care Cremation Service in Clackamas, Oregon, Marysville Cemetery in Marysville, Washington and Oakwood Hill Cemetery and Funeral Chapel in Tacoma, Washington.

The transactions are targeted to close, subject to confirmatory due diligence and regulatory approvals, on or before December 31, 2020.

StoneMor also announced it has completed the previously announced sale of the assets of its remaining California locations to entities owned by John Yeatman and Gary Saxton for a total purchase price of $7.1 million, subject to certain additional adjustments.

Joe Redling, StoneMor’s President and Chief Executive Officer said, “With the execution of this APA, we are completing the strategic exit from the West Coast and upon closing will have substantially optimized our footprint for improved management efficiency and cost effectiveness. While we will continue to evaluate additional divestiture opportunities on an individual basis, this transaction completes the major efforts and our team will be focused upon the continued improvement of the operating performance in our retained portfolio. With the closing of the sale of California assets, our divestiture program has resulted in total net proceeds in excess of $57 million, a sizable deleveraging of our balance sheet. Our balance sheet is now well positioned for future growth and success.”

“We are excited to complete this transaction and are looking forward to serving the families in the Oregon and Washington communities,” said Zach Edwards, Clearstone’s Co-Founder. “StoneMor has established a solid foundation in these markets and we intend to continue to grow and build upon that foundation.”

Per the indenture governing its Senior Secured PIK Toggle Notes (“Senior Notes”), StoneMor will use $5.7 million of net proceeds from the California sale and 80% of the net proceeds from the sale to Clearstone to redeem a portion of its outstanding Senior Notes.

About StoneMor Inc.

StoneMor Inc., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 313 cemeteries and 82 funeral homes in 27 states and Puerto Rico.

CONTACT

Investor Relations

StoneMor Inc.

(215) 826-4438

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

About Clearstone Memorial Partners

Clearstone Memorial Partners is an operator of funeral homes, crematoriums, and cemeteries co-founded by David Deighton and Zach Edwards. Clearstone looks to further its footprint across OR, WA, and the rest of the United States. For additional information about Clearstone Memorial Partners, please visit Clearstone’s website at http://www.clearstonememorialpartners.com

CONTACT

Zach Edwards

Managing Director

zach@clearstonememorialpartners.com

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the anticipated date for the closing of the sale to Clearstone, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause the actual timing of the closing of these and future divestitures to vary from those stated or implied in this press release. StoneMor’s major risks that may impact such timing are related to uncertainties associated with current business and economic disruptions resulting from the recent coronavirus outbreak and its ability to identify, and negotiate acceptable agreements with, purchasers of additional properties.,

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.